Exhibit 10.11

                     FIFTH AMENDMENT TO
               ENRON CORP. 1988 DEFERRAL PLAN



     WHEREAS, Enron Corp. (the "Company") has heretofore adopted the Enron Corp. 1988 Deferral Plan (the "Plan"); and

     WHEREAS, the Board of Directors of the Company has determined and authorized that the Plan be amended to provide for payment of benefits to a Participant in the event of an unforeseeable emergency;

     NOW, THEREFORE, the Plan is amended as follows:

     1.  New section 2.30 is added to the end of Article H:

     "2.30 Unforeseeable emergency shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant or the Participant's beneficiary that would result in severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent (as defined in section 152(a) of the Code) of the Participant loss of the Participant s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee, in its sole discretion, shall determine whether an unforeseeable emergency has occurred with respect to any Participant."

     2.  Section 7.7 as designated "7.7 Early Distribution."
is redesignated "7.7 A Early Distribution.", and new section
7.7 B is inserted after section 7.7 A:

     "7.7 B Unforeseeable Emergency.  In the event a
Participant encounters an unforeseeable emergency, and upon approval by the Committee:

          (i) if still actively employed, the Participant shall be entitled to make an early withdrawal from the vested unpaid portion of the Participant's Termination
Deferred Benefit Account determined under paragraph 6. 1 hereof using the Termination Interest Yield, or

          (ii) if no longer actively employed, the Participant shall be entitled to make an early withdrawal from the vested unpaid portion of the Participant's Deferred
Benefit Account,

          in either case, limited to an amount necessary to meet such emergency, as determined by the Committee in its sole discretion. Such an early withdrawal may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan."

     AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.


Date: August 7, 1995          ENRON CORP.



                              By:  PHILIP J. BAZELIDES
                              Title: Vice President,
                              Corporate Human Resources


ATTEST:


PEGGY B. MENCHACA
Title: Vice President & Secretary